EX-99.1

Lonestar Resources Announces Third Quarter 2017 Results

Fort Worth, Texas, November 13, 2017 (PRNewswire) - Lonestar Resources US, Inc. (NASDAQ: LONE) (including its subsidiaries, “Lonestar,” “we,” “us,” “our” or the “Company”) reported today its financial and operating results for the three months ended September 30, 2017.

THIRD QUARTER HIGHLIGHTS

•

Lonestar reported a 36% sequential increase in net oil and gas production during the three months ended September 30, 2017 (“3Q17”).  Net oil and gas production averaged 7,662 Boe/d in the third quarter of 2017 compared to 5,635 Boe/d during three months ended June 30, 2017 (“2Q17”). The Company expects to grow production at an accelerated rate during 2018 as drilling and completion activity accelerates on the Company’s expanded acreage position. The growth was associated with the $116.6 million acquisition of producing properties that closed June 15, 2017 which added 81 gross / 75.2 net wells (“the Acquisitions”). The third quarter also benefited by the addition of 2 gross / 2 net newly drilled wells placed into service at our Cyclone property in Gonzales County in July, which more than offset natural declines from our producing wells.  The proactive work of our field operations team, Lonestar only incurred 150 Boe/d of curtailments from producing wells associated with Hurricane Harvey.

•

The recent acquisitions and our drilling program significantly increased Adjusted EBITDAX.  Lonestar generated a 61% increase in Adjusted EBITDAX for the quarter ended September 30, 2017 to $20.3 million, versus to $12.7 million for the quarter ended June 30, 2017.  See “Non-GAAP Financial Measures” at the end of this release for the definition of Adjusted EBITDAX, a reconciliation of net income (loss) to Adjusted EBITDAX, and the reasons for its use.

Lonestar’s Chief Executive Officer, Frank D. Bracken, III, stated, “The third quarter results represent a significant step forward for Lonestar.  Our 3Q17 results are the first results that fully reflect the positive impact of our Acquisitions, which have brought significant scale to our business, as reflected in our dramatically improved cash margins.  Moreover, I applaud our operations team, who have quickly and proactively assumed control of operations, and associated lease operating expenses. Our ability to reduce costs has added significant value to the Acquisitions.”

Bracken further commented, “On an annualized basis, our Adjusted EBITDAX increased sequentially from $50.8 million in 2Q17 to $81.2 million in 3Q17, driven by significant growth in production, most particularly oil production while keeping our cash expenses in check.  The growth in our third quarter results will serve as a platform for continued in 2018. We forecast that 2018 production will range between 10,000 to 10,700 Boe/d and we currently anticipate that Adjusted EBITDAX will total between $100 and $110 million.  Importantly, we expect to achieve this significant growth in production and EBITDAX while also significantly enhancing our credit metrics.  We currently anticipate that Debt / EBITDAX will improve to between 2.7x and 2.9x by year-end 2018.”

FINANCIAL UPDATE

•

3Q17 production volumes which were up 36% sequentially, consisted of 5,250 barrels of oil per day (69%), 1,228 barrels of NGLs per day (16%), and 7,105 Mcf of natural gas per day (15%).  The Company’s production mix for the third quarter of 2017 was 85% liquid hydrocarbons.  While 3Q17 production volumes increased 36%, crude oil production increased 47% sequentially, further improving the profitability of Lonestar’s production.

•

During the quarter ended September 30, 2017, our drilling program added 2.0 gross / 2.0 net wells, the Cyclone #4H and #5H which contributed meaningfully to the Company’s quarterly results.  Lonestar also commenced flowback of 2.0 gross / 2.0 net wells, the Cyclone #26H and #27H, on September 22, 2017, which contributed negligibly to our third quarter results.  Lonestar originally expected these wells to be placed onstream by August 15th, but fracture stimulation of these wells was deferred by our third-party service provider, in large part due to lack of crew availability related to Hurricane Harvey.

•

Lonestar reported a net loss attributable to its common stockholders of $6.8 million, or ($0.39) per weighted average share, during the three months ended September 30, 2017.   Excluding, on a tax-adjusted basis, certain items that the Company does not view as either recurring or indicative of its ongoing financial performance, our adjusted net loss for 3Q17 was ($2.7) million, or ($0.12) per common share.  Most notable among these items include: 1) $9.4 million unrealized hedging loss on financial derivatives; 2) $0.3 million non-recurring general and administrative costs related to additional fees associated with the acquisition; 3) $0.3 in stock based compensation.  Please see Non-GAAP Financial Measures for additional information.

•

Lonestar’s operating cost structure saw significant sequential improvement on a per Boe basis in the three months ended September 30, 2017, which was achieved by stringent cost control and expanded production volumes provided by our recent acquisitions:

•

Lease Operating Expense increased from $3.5 million in 2Q17 to $4.5 million in 3Q17. However, on a unit-of-production basis, LOE per Boe decreased 7% sequentially, from $6.87 per Boe in 2Q17 to $6.40 per Boe in 3Q17.

•

Production Taxes increased 43% from $1.1 million in 2Q17 to $1.5 million in 3Q17, in proportion to a 48% increase in oil and gas revenues.  On a unit-of-production basis, LOE per Boe rose 4%, from $2.10 per Boe to $2.19 per Boe.

•

General & Administrative Expense declined 26% from $3.1 million in 2Q17 to $2.3 million in 3Q17. On a unit-of-production basis, G&A per Boe decreased 47% sequentially, from $6.12 per Boe in 2Q17 to $3.26 per Boe in 3Q17, largely as a function of our ability to operate an expanded asset base associated with the Acquisitions without expanded our overhead.

•	Interest Expense decreased 16% from $6.0 million in 2Q17 to $5.0 million in 3Q17 as a result of the extinguishment of the Company’s 12% second lien debt during 2Q17.

OPERATIONS UPDATE

EAGLE FORD SHALE TREND- WESTERN REGION

•

Asherton – In Dimmit County, no new wells were completed during the three months ended September 30, 2017.  The Asherton leasehold is held by production, and Lonestar does not currently plan any drilling activity here in 2017.

•

Beall Ranch – In Dimmit County, no new wells were completed during the three months ended September 30, 2017.  The Beall Ranch leasehold is held by production, and Lonestar does not currently plan any drilling activity here in 2017.

•

Burns Ranch Area – The Company’s Gen 5 wells continue to perform at a high level.  Through 300 days of production our Burns Ranch #9H and #10H have produced over 100,000 barrels of oil, and are outperforming the forecast of our third-party reservoir engineering consultants.  By comparison, our Gen 3 wells, drilled in 2015, have produced a cumulative 131,000 barrels of oil in 900 days of production.  Additionally, Lonestar has drilled the B#1H and B#2H on Burns Ranch to total depths of 17,927 and 18,002 feet, respectively, with projected perforated intervals for these wells at approximately 9,450 feet. Originally scheduled for early September, 2017, but deferred by our third-party service provider, fracture stimulation operations commenced in late October, 2017. Lonestar owns a 92% working interest (“WI”) and a 69% net revenue interest (“NRI”) in these wells. Fracture stimulation of these wells has been completed and flowback is expected to commence on November 22nd, with commercial sales expected by December 1st.  Upon first production of these 2 wells, Lonestar will have completed five producing wells on this leasehold during 2017, and consequently, Lonestar will have increased its acreage that is Held By Production from approximately 2,770 gross / 2,673 net acres to approximately 4,632 gross / 3,817 net acres, which means that Burns Ranch is now 100% HBP’d.

•

Horned Frog – In La Salle County, no new wells were completed during the three months ended September 30, 2017.  The Horned Frog leasehold is held by production.  During the third quarter, Lonestar acquired a 3-D seismic survey over its Horned Frog acreage, and has now completed its interpretation of the 3-D data.  Lonestar is constructing a drilling pad and currently plans to drill and complete the Horned Frog B#4H and C#1H wells, planned for perforated intervals of 10,000 feet in the first quarter of 2018.

EAGLE FORD SHALE TREND- CENTRAL REGION

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Cyclone – On July 1, Lonestar established commercial sales on its Cyclone #4H & Cyclone #5H, which were drilled and completed during the second quarter and placed into flowback in late June, 2017. The production results during the first 120 days in service are encouraging, as the 52,000 barrel average cumulative production from these wells is 31% higher than the first 120 days of Lonestar’s initial wells at Cyclone, the #9H and #10H. Additionally, the Cyclone #26H and Cyclone #27H wells were drilled and completed in the third quarter and commenced flowback on September 22, 2017. Lonestar has a 100% WI and 79% NRI in these wells. The Cyclone #26H and #27H wells were fracture-stimulated in engineered completions with an average proppant concentration of 1,525 pounds per foot over 28 stages per well, and utilized diverters. The

Cyclone #26H was completed with a perforated interval of 8,351 feet and tested 766 Bbls/d and 420 Mcf/d, or 862 Boe/d (three-stream) on a 24/64’’ choke. The Cyclone #26H well recently established a 30-day production rate of 723 Boe/d, consisting of 637 barrels of oil per day (88%), 39 barrels of natural gas liquids (5%), and 282 Mcf per day of natural gas (7%).  The Cyclone #27H was completed with a perforated interval of 8,278 feet and tested 733 Bbls/d and 428 Mcf/d, or 831 Boe/d (three-stream) on a 22/64’’ choke. The #27H well has recently established a 30-day production rate of 695 Boe/d, consisting of 609 barrels of oil per day (88%), 39 barrels of natural gas liquids (6%), and 282 Mcf per day of natural gas (6%). The 30-day rates established by the #26H and #27H wells are the highest achieved at Cyclone to date.

•

Pirate – In Wilson County, no new wells were completed during the three months ended September 30, 2017.  The Pirate leasehold is held by production, and Lonestar does not currently plan any drilling activity here in 2017.

EAGLE FORD SHALE TREND- EASTERN REGION

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Brazos & Robertson Counties – Lonestar owns a 50% WI/ 39% NRI in the Wildcat B#1H, which was placed onstream in May 2017.  The Wildcat B#1H has now been producing for in excess of six months. The Company is encouraged by the productivity of the well, with cumulative production having eclipsed 250,000 barrels of oil equivalent, which is 66% greater than the average cumulative production from the 20 offset wells drilled by another operator and 21% higher than the most prolific producing offset well.  The Wildcat B#1H was classified as “Probable” in the Company’s third-party reserve report as of December 31, 2016.  In that third-party report, gross reserves were estimated at 840,000 barrels of oil equivalent.  At the request of the Company, our third-party engineer updated its reserves forecast for the Wildcat B#1H to account for actual production results.  The updated reserves estimates yield a 29% increase in forecasted Estimated Ultimate Recovery (“EUR”) to 1.1 million barrels of oil equivalent.  The results of the Wildcat B#1H are encouraging, as Lonestar has a sizable leasehold position in the Wildcat Area in the deep Eagle Ford section in Brazos County, and notably, has not yet booked any proved reserves to the area.  Lonestar has 9,555 gross / 6,420 net acres in the Wildcat area, which holds 38 extended-reach drilling locations, based on 800-foot spacing.

RECENT ACQUISITIONS

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Karnes, Gonzales, Fayette, Lavaca, DeWitt Counties – Lonestar assumed operatorship of its recently announced acquisitions on June 15th, 2017.  The Company quickly transferred daily operations from third party contractors to Lonestar employees and has been successful in reducing personnel, chemicals and electricity costs. Lonestar has already conducted approximately $2 million of capital improvements on 41 of the 81 wells to bring the wells to the Company’s operational standards.  This spending has resulted in improved performance, reduced maintenance and September’s production represented the highest month of production since April, 2017.

Lonestar Resources US Inc.

Fourth Quarter and Full Year 2018 Guidance

	4Q17[1]		2018
	Low	High	Low	High
Well Activity [1]
Drilled (Net)	1.8	1.8	14.5	15.6
Onstream (Net)	4.0	4.0	16.3	17.4

Daily Production Volumes
Crude oil (Bbls/d)	5,325	5,400	6,500	6,850
NGLs (Bbls/d)	150	1,200	1,500	1,675
Natural gas (Mcf/d)	7,050	7,500	12,000	13,000
Total (Boe/d)	7,650	7,850	10,000	10,700

Wellhead Differentials
Crude Oil	+$1.50	+$2.00	+$0.00	+$0.50
NGLs	30%	33%	31%	35%
Natural gas	$(0.30)	$(0.27)	$(0.20)	$(0.20)

Expenses
LOE per Boe	$(6.75)	$(7.00)	$(5.50)	$(6.50)
Taxes per Boe	$(2.40)	$(2.55)	$(2.40)	$(2.55)
G&A per Boe	$(3.60)	$(3.75)	$(2.80)	$(3.00)

Drilling & Completion Budget
Capital Expenditures	$17.0	$18.0	$95.0	$100.0

Adjusted EBITDAX
EBITDAX [2]	$21.2	$22.0	$100.0	$110.0
1	Cyclone #26H & #27H producing October 1st / Burns Ranch B#1H & B#2H producing December 1st
2	Assumes WTI crude oil price of $55.00/bbl and NYMEX Henry Hub price of $3.00/MMBtu for 2018

CONFERENCE CALL DETAILS

Lonestar will host a live conference call on Tuesday, November 14, 2017 at 8:00 AM CST to discuss the third quarter 2017 results and operational highlights.

To access the conference call, participants should dial:

USA: 800-915-4731

International: +1 212-231-2900

A playback of the conference call will be available on the Investor Relations section of Company’s website beginning approximately November 15, 2017.  The playback will be available for approximately 2 weeks.

ABOUT LONESTAR RESOURCES US, INC.

Lonestar is an independent oil and natural gas company, focused on the development, production and acquisition of unconventional oil, natural gas liquids (“NGLs”) and natural gas properties in the Eagle Ford Shale in Texas, where we have accumulated approximately 72,244 gross (57,172 net) acres in what we believe to be the formation’s crude oil and condensate windows, as of September 30, 2017. For more information, please visit www.lonestarresources.com.

Cautionary & Forward Looking Statements

Lonestar Resources US Inc. cautions that this press release contains forward-looking statements, including, but not limited to; Lonestar’s execution of its growth strategies; growth in Lonestar’s leasehold, reserves and asset value; and Lonestar’s ability to create shareholder value. These statements involve substantial known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following:  volatility of oil, natural gas and NGL prices, and potential write-down of the carrying values of crude oil and natural gas properties; inability to successfully replace proved producing reserves; substantial capital expenditures required for exploration, development and exploitation projects; potential liabilities resulting from operating hazards, natural disasters or other interruptions; risks related using the latest available horizontal drilling and completion techniques; uncertainties tied to lengthy period of development of identified drilling locations; unexpected delays and cost overrun related to the development of estimated proved undeveloped reserves; concentration risk related to properties, which are located primarily in the Eagle Ford Shale of South Texas; loss of lease on undeveloped leasehold acreage that may result from lack of development or commercialization; inaccuracies in assumptions made in estimating proved reserves; our limited control over activities in properties Lonestar does not operate; potential inconsistency between the present value of future net revenues from our proved reserves and the current market value of our estimated oil and natural gas reserves; risks related to derivative activities; losses resulting from title deficiencies; risks related to health, safety and environmental laws and regulations; additional regulation of hydraulic fracturing; reduced demand for crude oil, natural gas and NGLs resulting from conservation measures and technological advances; inability to acquire adequate supplies of water for our drilling operations or to dispose of or recycle the used water economically and in an environmentally safe manner; climate change laws and regulations restricting emissions of “greenhouse gases” that may increase operating costs and reduce demand for the crude oil and natural gas; fluctuations in the differential between benchmark prices of crude oil and natural gas and the reference or regional index price used to price actual crude oil and natural gas sales; and the other important factors discussed under the caption “Risk Factors” in our on our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or the SEC, on March 23, 2017 our Quarterly Reports on Form 10-Q filed with the SEC, as well as other documents that we may file from time to time with the SEC. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. Estimates of reserves in this press release are based on economic assumptions with regard to commodity prices that differ from the prices required by the SEC (historical 12 month average) to be used in calculating reserves estimates prepared in accordance with SEC definitions and guidelines. In addition, reserve engineering is a complex and subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. The estimates of reserves in this press release were prepared by the Company’s internal reserve engineers and are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds and are subject to confirmation and revision from the Company’s independent reserve engineering firm. The Company’s internal estimates of reserves may not be indicative of or may differ materially from the year-end estimates of the Company’s reserves prepared by a third party as a result of the SEC pricing and other assumptions employed by an independent reserve engineering firm. Investors are urged to consider closely the disclosure in the Company’s filings with the SEC, which you can obtain from the SEC’s website at www.sec.gov.

(Financial Statements to Follow)

Lonestar Resources US Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 30, 2017	December 31, 2016
Assets	(Unaudited)

Current assets
Cash and cash equivalents	$4,812	$6,068
Accounts receivable:
Oil, natural gas liquid and natural gas sales	10,398	4,680
Joint interest owners and other, net	965	867
Related parties	245	847
Derivative financial instruments	3,121	1,730
Prepaid expenses and other	5,709	2,631

Total current assets	25,250	16,823

Oil and gas properties, net, using the successful efforts method of accounting	552,919	439,228
Other property and equipment, net	12,432	1,421
Derivative financial instruments	773	—
Other noncurrent assets	3,796	1,561
Restricted certificates of deposit	76	76

Total assets	$595,246	$459,109

Lonestar Resources US Inc.

Consolidated Balance Sheets (continued)

(In thousands, except share and per share data)

	September 30, 2017	December 31, 2016
Liabilities and Stockholders’ Equity	(Unaudited)

Current liabilities
Accounts payable	$12,386	$14,894
Accounts payable – related parties	108	1,135
Oil, natural gas liquid and natural gas sales payable	7,521	3,568
Accrued liabilities	22,365	9,947
Accrued liabilities – related parties	78	224
Derivative financial instruments	1,991	2,985

Total current liabilities	44,449	32,753

Long-term debt	286,398	204,122
Long-term debt - related parties	—	3,400
Deferred tax liability	21,977	38,020
Other non-current liabilities	6,241	6,052
Equity warrant liability	439	1,565
Equity warrant liability - related parties	834	2,994
Asset retirement obligations	5,097	2,683
Derivative financial instruments	2,672	1,125

Total liabilities	368,107	292,714

Commitments and contingencies

Mezzanine equity
Series A-2 convertible participating preferred stock, $0.001 par value, 76,577 issued and outstanding at September 30, 2017 and 0 issued and outstanding at December 31, 2016	74,712	—

Stockholders’ equity
Class A voting common stock, $0.001 par value, 100,000,000 shares authorized, 21,822,015 issued and outstanding at September 30, 2017 and December 31, 2016, respectively	142,652	142,652
Class B non-voting common stock, $0.001 par value, 5,000 shares authorized, 2,500 issued and outstanding at September 30, 2017 and December 31, 2016, respectively	—	—
Series A-1 convertible participating preferred stock, $0.001 par value and Series B convertible participating preferred stock, $0.001 par value, 5,543 shares and 2,684,632 shares issued and outstanding at September 30, 2017, respectively, 0 and 0 issued and outstanding at December 31, 2016, respectively	3	—
Additional paid-in capital	100,146	87,260
Accumulated deficit	(90,374)	(63,517)

Total stockholders’ equity	152,427	166,395

Total liabilities and stockholders’ equity	$595,246	$459,109

Lonestar Resources US Inc.

Consolidated Statements of Operations & Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues
Oil sales	$23,162	$12,285	$52,742	$36,404
Natural gas sales	1,890	2,190	5,072	5,448
Natural gas liquid sales	1,831	1,063	4,820	2,685

Total revenues	26,883	15,538	62,634	44,537

Costs and expenses
Lease operating and gas gathering	4,515	4,006	10,992	12,764
Production, ad valorem, and severance taxes	1,541	907	3,656	3,046
Rig standby expense	61	364	61	2,261
Depletion, depreciation, and amortization	15,891	10,665	40,527	38,301
Accretion of asset retirement obligations	38	53	96	160
Loss (gain) on sale of oil and gas properties	119	53	466	(1,478)
Impairment of oil and gas properties	—	29,144	27,081	31,082
Stock-based compensation	346	122	985	313
General and administrative	2,298	2,870	7,940	8,501
Acquisition costs	337	—	3,063	—
Other (income) expense	(4)	1	(62)	1,045

Total costs and expenses	25,142	48,185	94,805	95,995

Income (loss) from operations	1,741	(32,647)	(32,171)	(51,458)

Other income (expense)
Interest expense	(5,031)	(5,751)	(15,448)	(16,961)
Gain on disposal of bonds	—	29,363	—	29,363
Amortization of finance costs	(934)	(1,594)	(4,368)	(2,683)
Unrealized gain (loss) on warrants	402	(611)	3,286	(611)
Gain (loss) on derivative financial instruments	(7,657)	1,664	6,505	(3,405)

Total other income (expense), net	(13,220)	23,071	(10,025)	5,703

Loss before income taxes	(11,479)	(9,576)	(42,196)	(45,755)

Income tax benefit (expense)	4,718	(1,684)	15,339	10,354

Net loss	(6,761)	(11,260)	(26,857)	(35,401)

Preferred stock dividends	(1,824)	—	(2,120)	—

Net loss attributable to common stockholders	(8,585)	(11,260)	(28,977)	(35,401)
Earnings per share:
Basic	$(0.39)	$(1.44)	$(1.33)	$(4.64)
Diluted	$(0.39)	$(1.44)	$(1.33)	$(4.64)
Weighted Average Shares Outstanding - basic	21,822,015	7,842,586	21,822,015	7,629,896
Weighted Average Shares Outstanding - diluted	21,822,015	7,842,586	21,822,015	7,629,896
Comprehensive loss:
Net loss	$(6,761)	$(11,260)	$(26,857)	$(35,401)
Foreign currency translation adjustments	—	(13)	—	(29)
Comprehensive loss	$(6,761)	$(11,273)	$(26,857)	$(35,430)

Lonestar Resources US Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Operating activities
Net loss	$(6,761)	$(11,260)	$(26,857)	$(35,401)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss (gain) on disposal of oil and gas properties	—	53	—	(866)
Accretion of asset retirement obligations	38	52	96	160
Depreciation, depletion, and amortization	15,891	10,665	40,527	38,301
Stock-based compensation	346	122	985	313
Deferred taxes	(5,058)	1,696	(16,043)	(10,432)
Loss (gain) on disposal of bonds	—	(29,363)	—	(29,363)
(Gain) losses on derivative financial instruments	7,657	(1,664)	(6,505)	3,405
Settlements of derivative financial instruments	2,212	6,022	4,894	24,322
Impairment of oil and gas properties	—	29,144	27,081	31,082
Non-cash interest expense	940	1,127	4,375	1,677
Unrealized (gain) loss on warrants	(402)	611	(3,286)	611
Changes in operating assets and liabilities:
Accounts receivable	(3,906)	1,683	(5,214)	865
Prepaid expenses and other assets	(576)	(2,190)	(3,559)	(1,961)
Accounts payable and accrued expenses	(2,113)	4,003	11,973	(4,479)
Net cash provided by operating activities	8,268	10,701	28,467	18,234

Investing activities
Acquisition of oil and gas properties	(853)	(399)	(109,031)	(3,115)
Development of oil and gas properties	(19,167)	(5,877)	(56,918)	(24,856)
Proceeds from sales of oil and gas properties	—	—	—	2,720
Purchases of other property and equipment	(10,058)	—	(11,580)	(202)
Net cash used in investing activities	(30,078)	(6,276)	(177,529)	(25,453)

Financing activities
Proceeds from borrowings and related party borrowings	26,909	40,214	102,988	63,714
Payments on borrowings and related party borrowings	(8,004)	(43,789)	(27,504)	(54,789)
Proceeds from sale of preferred stock	—	—	77,800	—
Cost to issue equity	1,297	—	(2,790)	—
Payments of debt issuance costs	(148)	—	(2,685)	—
Changes in other notes payable	—	6	(3)	(9)
Net cash provided by financing activities	20,054	(3,569)	147,806	8,916

Effect of exchange rate changes on cash and cash equivalents	—	(13)	—	(29)

Increase in cash and cash equivalents	(1,756)	843	(1,256)	1,668
Cash and cash equivalents, beginning of the period	6,568	5,147	6,068	4,322
Cash and cash equivalents, end of the period	$4,812	$5,990	$4,812	$5,990

Supplemental information:
Net cash used by operating activities:
Cash paid for taxes	$225	$—	$2,465	$—
Cash paid for interest expense	1,298	3,718	11,060	14,095
Non-cash investing and financing activities:
Preferred stock issued for asset acquisition	$—	$—	$10,795	$—
Cost to issue equity included in accounts payable	—	—	—	5,500

NON-GAAP FINANCIAL MEASURES (Unaudited)

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDAX

Adjusted EBITDAX is not a measure of net income as determined by GAAP. Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDAX as net (loss) income before depreciation, depletion, amortization and accretion, exploration costs, non-recurring costs, (gain) loss on sales of oil and natural gas properties, impairment of oil and gas properties, stock-based compensation, interest expense, income tax (benefit) expense, rig standby expense, other income (expense) and unrealized (gain) loss on derivative financial instruments and unrealized (gain) loss on warrants.

Management believes Adjusted EBITDAX provides useful information to investors because it assists investors in the evaluation of the Company’s operating performance and comparison of the results of the Company’s operations from period to period without regard to its financing methods or capital structure. The Company excludes the items listed above from net income in arriving at Adjusted EBITDAX to eliminate the impact of certain non-cash  items or because these amounts can vary substantially from company to company within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. The Company’s computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDAX to the GAAP financial measure of net income (loss) for each of the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2017	2016	2017	2016
Net Loss	$(8,585)	$(11,260)	$(28,977)	$(35,401)
Income tax benefit	(4,718)	1,684	(15,339)	(10,354)
Interest expense (1)	7,789	7,345	21,936	19,644
Exploration expense	—	10	205	11
Depletion, depreciation, amortization and accretion	15,929	10,718	40,623	38,461
EBITDAX	10,415	8,497	18,448	12,361
Rig standby expense (2)	61	364	61	2,261
Non-recurring costs (3)	337	607	3,464	1,252
Stock-based compensation	346	122	985	313
Loss (gain) on sale of oil and gas properties	119	53	466	(1,478)
Impairment of oil and gas properties	—	29,144	27,081	31,082
Unrealized (gain) loss on derivative financial instruments	9,437	4,600	(2,672)	26,205
Unrealized gain on warrants	(402)	611	(3,286)	611
Other (income) expense	(4)	(29,362)	(54)	(28,315)
Adjusted EBITDAX	$20,309	$14,636	$44,493	$44,292

1 Interest expense also includes Amortization of finance costs and Dividends paid on Series A Preferred Stock

2 Represents a non-recurring cost associated with a rig contract that expired in July 2016

3 Non-recurring costs consists of Acquisitions Costs and General and Administrative Expenses related to the re-domiciliation to the United States, and listing on NASDAQ

Lonestar Resources US Inc.

Reconciliation of Income Before Income Taxes As Reported To Income

Before Income Taxes Excluding Certain Items, a non-GAAP measure (Adjusted Income)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(In thousands)		(In thousands)
Loss before income taxes, as reported	$(11,479)	$(9,576)	$(42,196)	$(45,755)
Adjustments for special items:
Impairment of oil and gas properties	—	29,144	27,081	31,082
Early payment premium on Second Lien Notes	—	—	1,050	—
Warrant discount recognition due to early payment on Second Lien Notes	—	—	1,991	—
Legal expenses for corporate governance and public reporting setup	—	553	399	1,190
General & administrative non-recurring costs	337	63	549	72
Rig standby expense	61	364	61	2,261
Unrealized hedging (gain) loss	9,437	4,600	(2,672)	26,205
Stock based compensation	346	122	985	313
Advisory fees for completion of acquisition	—	—	2,726	—
Income (loss) before income taxes, as adjusted	(1,298)	25,270	(10,026)	15,368

Income tax benefit (expense), as adjusted
Current	—	—	—	—
Deferred (a)	451	(8,777)	3,482	(5,334)
Net income (loss) excluding certain items, a non-GAAP measure	$(847)	$16,493	$(6,544)	$10,034

Preferred stock dividends	(1,824)	—	(2120)	—
Net income (loss) after preferred dividends excluding certain items, a non-GAAP measure	$(2,671)	$16,493	$(8,664)	$10,034

Non-GAAP income per common share
Basic	$(0.12)	$2.10	$(0.40)	$1.32
Diluted	$(0.12)	$2.02	$(0.40)	$1.30

Non-GAAP diluted shares outstanding, if dilutive	21,822,015	8,174,760	21,822,015	7,741,837
(a)	Deferred taxes for 2017 and 2016 are estimated to be approximately 35%
(b)

Lonestar Resources US Inc.

Operating Results

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2017	2016	2017	2016
Total production volumes -
Crude oil (MBbls)	483	292	1,099	603
NGLs (MBbls)	113	114	288	242
Natural gas (MMcf)	654	832	1,824	1,779
Total barrels of oil equivalent (Mboe)	705	545	1,691	1,141

Daily production volumes by product -
Crude oil (MBbls)	5,250	3,175	4,026	3,522
NGLs (MBbls)	1,228	1,238	1,055	1,227
Natural gas (MMcf)	7,105	9,041	6,682	9,595
Total barrels of oil equivalent (Boe/d)	7,662	5,921	6,194	6,348

Daily production volumes by region (Boe/d) -
Eagle Ford Shale	7,662	5,485	6,194	5,810
Conventional	—	436	—	538
Total barrels of oil equivalent (Boe/d)	7,662	5,921	6,194	6,348

Average realized prices -
Crude oil ($ per Bbl)	$47.96	$42.05	$47.99	$37.73
NGLs ($ per Bbl)	16.19	9.33	16.74	7.99
Natural gas ($ per Mcf)	2.90	2.63	2.78	2.07
Total Oil Equivalent, excluding the effect from hedging	$38.14	$28.53	$37.04	$25.61
Total Oil Equivalent, including the effect from hedging	$40.66	$40.03	$39.31	$38.72

Operating Expenses per BOE:
Lease operating and gas gathering	$6.40	$7.36	$6.50	$7.34
Production, ad valorem, and severance taxes	2.19	1.67	2.16	1.75
Depreciation, depletion and amortization	22.60	19.68	24.02	22.11
General and administrative	3.26	5.27	4.70	4.89